Exhibit 10.1

Summary of 2005 Trustee Compensation Program

For the 12-month period commencing May 24, 2005, the non-employee members of the Board of Trustees of Equity Office Properties Trust, other than Samuel Zell, will be compensated as follows:

1.	a base rate of compensation in the amount of $125,000 per annum; plus

2.	$4,000 for each Board committee of which he or she is a member, provided that each member of the Audit Committee shall receive $8,000 rather than $4,000 for such committee service; plus

3.	an additional $6,000 for each committee of which he or she is chair, provided that the chair of the Audit Committee shall receive an additional $7,000 rather than $6,000 for service in such capacity; plus

4.	$15,000 for services as the Lead Independent Trustee.

In addition, subject to such exceptions as may be determined from time to time by the Compensation Committee, or as may be elected by the recipient Trustee, all of the foregoing compensation shall be paid in Common Shares of Equity Office Properties Trust deemed to have been issued pursuant to the amended and restated the 2003 Share Option and Share Incentive Plan, all of which, unless directed otherwise by the distributee, shall be paid by deposit to the account maintained for the benefit of the subject Trustee in Equity Office’s Supplemental Retirement Savings Plan.